Exhibit 99.1

Unifi, Inc., Makers of REPREVE®, Announces Third Quarter Fiscal 2022 Results, Consistent with Expectations

Sales and profitability in line with expectations, demonstrating underlying strength and momentum across the business

GREENSBORO, N.C., April 27, 2022 – Unifi, Inc. (NYSE: UFI), makers of REPREVE® and one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the third fiscal quarter ended March 27, 2022.

Third Quarter Fiscal 2022 Overview

•	Net sales were $200.8 million, an increase of 12.3% from the third quarter of fiscal 2021.
•

Revenues from REPREVE® Fiber products represented 36% of net sales, compared to 34% in the third quarter of fiscal 2021. Similarly, REPREVE® Fiber products comprised 38% of year-to-date net sales, compared to 36% for the same year-to-date period of fiscal 2021.

•	Gross profit was $19.1 million compared to $25.6 million for the third quarter of fiscal 2021. Gross margin was 9.5% compared to 14.3% for the third quarter of fiscal 2021.
•	Operating income was $5.8 million compared to $8.6 million for the third quarter of fiscal 2021.
•

Net income was $2.1 million, or $0.11 diluted earnings per share (“EPS”), compared to net income of $4.8 million, or $0.25 diluted EPS for the third quarter of fiscal 2021.  Adjusted EPS[1] was $0.14 and excludes the revision of an estimate for recovering non-income taxes in Brazil, compared to $0.25 for the third quarter of fiscal 2021.

•	Adjusted EBITDA[1] was $12.2 million compared to $15.9 million for the third quarter of fiscal 2021.
•

The Company repurchased 50,000 shares of its common stock for $1.0 million during the third quarter of fiscal 2022 under a previously announced program.  During fiscal 2022, the Company has repurchased 101,500 shares of its common stock for $2.2 million.

Eddie Ingle, Chief Executive Officer of Unifi, said, “Our third quarter fiscal 2022 results were consistent with our expectations, with REPREVE® Fiber products comprising 36% of consolidated sales.  This marks our second consecutive quarter of over $200.0 million in sales.  We implemented further selling price adjustments and demonstrated solid progress against the difficult U.S. labor environment, exhibiting a definitive improvement in our Polyester and Nylon Segments’ gross margins since the December 2021 quarter.”

Ingle continued, “We are pleased with the gross margin improvement and we expect to continue making progress in the quarters ahead.  Although we are carrying significant momentum into the fourth quarter, the

1 Adjusted EPS, Adjusted EBITDA and Net Debt are non-GAAP financial measures. The schedules included in this press release reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure.

lockdowns in China will adversely impact our overall profitability.  Fortunately, we expect our constant pursuit of innovation and sustainability, combined with our regional competitive advantages, to help offset the temporary shortfall in China and continue to drive long-term growth for Unifi.”

Third Quarter Fiscal 2022 Compared to Third Quarter Fiscal 2021

Net sales increased 12.3% to $200.8 million, from $178.9 million, primarily driven by strong pricing intiatives for each segment, in response to higher input costs.  The Polyester and Nylon Segments generated double-digit percentage increases in revenue due to robust product demand, despite some small labor challenges that dampened sales volume performance.  The Asia and Brazil Segments also increased revenue, albeit under softer market conditions than the prior year period when localized lockdowns and logistics issues were not as prevalent.  REPREVE® Fiber products comprised 36% of consolidated net sales and continue to meet the ever-growing demand for sustainable textiles.

Gross profit decreased 25.2% to $19.1 million from $25.6 million. Polyester Segment gross profit decreased $3.3 million as a result of rising input costs and less efficient production.  Brazil Segment gross profit decreased $4.6 million, which was consistent with the Company’s prior expectations as the local market dynamics have exhibited some normalization from the exceptionally strong environment in the prior year period.

Operating income decreased to $5.8 million, from $8.6 million, primarily due to the decrease in gross profit, partially offset by $0.9 million of foreign currency gains in fiscal 2022 and a $2.6 million non-cash loss on asset disposals in fiscal 2021.  Operating income for the third quarter of fiscal 2021 included $4.0 million of higher incentive compensation expense.

Net income was $2.1 million, or $0.11 per share, compared to $4.8 million, or $0.25 per share, impacted by a higher effective tax rate in connection with a U.S. net operating loss for which the full benefit is currently unrealizable.  On an adjusted basis, EPS was $0.14, which includes a revision to the fiscal 2021 estimated recovery of non-income taxes in Brazil, compared to $0.25 in the prior year period.  Adjusted EBITDA was $12.2 million, compared to $15.9 million, consistent with the change in operating income. Adjusted EBITDA includes the aforementioned estimate revision for non-income taxes in Brazil.

Debt principal was $97.3 million on March 27, 2022 compared to $86.9 million on June 27, 2021.  In connection with previously anticipated investments in new yarn texturing innovation and working capital to support future growth, cash and cash equivalents decreased to $53.0 million on March 27, 2022, from $78.3 million on June 27, 2021. Accordingly, Net Debt1 was $44.3 million on March 27, 2022 compared to $8.6 million on June 27, 2021.

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Year-To-Date Fiscal 2022 Compared to Year-To-Date Fiscal 2021

Net sales were $598.2 million, compared to $483.1 million, an increase of 23.8%. Revenues from REPREVE® Fiber products represented 38% of consolidated net sales, compared to 36%. Gross margin was 10.4%, compared to 13.7%. Operating income was $23.6 million, compared to $24.6 million. Net income was $11.7 million, compared to $15.7 million.

Outlook

The following reflect the Company’s updated expectations for fiscal 2022.

•	Sales volume and REPREVE® Fiber sales growth driving net sales to $810 million or more, which would represent an increase of 21% or more from the level achieved in fiscal 2021.
•	Adjusted EBITDA to range between $54.0 million and $57.0 million, which reflects the adverse impacts of recent and ongoing COVID-related lockdowns in Asia and renewed global volatility.
•	An effective tax rate between 45% and 55%, assuming no significant changes in existing tax legislation.
•

Capital expenditures of approximately $40.0 million to $42.0 million, as the Company continues investing in new yarn texturing machinery within the U.S., El Salvador and Brazil.  Such capital expenditure levels will be funded by cash on-hand and available financing arrangements and are inclusive of approximately $10.0 million to $12.0 million of routine annual maintenance.

Ingle concluded, “While renewed global volatility amid lockdowns in Asia mutes our expectations for the fourth quarter, we remain optimistic about our momentum towards the strategic initiatives that we outlined in pursuit of our fiscal 2025 targets.”

Third Quarter Fiscal 2022 Earnings Conference Call

The Company will provide additional commentary regarding its third quarter fiscal 2022 results and other developments during its earnings conference call on April 28, 2022, at 8:30 a.m., Eastern Time.  The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com.  Additional supporting materials and information related to the call will also be available on the Company’s website.

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About Unifi

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 30 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Davis Snyder

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	March 27, 2022	March 28, 2021	March 27, 2022	March 28, 2021
Net sales	$200,780	$178,866	$598,182	$483,147
Cost of sales	181,636	153,271	536,051	417,057
Gross profit	19,144	25,595	62,131	66,090
Selling, general and administrative expenses	14,389	14,581	39,025	38,570
Benefit for bad debts	(169)	(184)	(489)	(1,330)
Other operating (income) expense, net	(831)	2,582	(2)	4,236
Operating income	5,755	8,616	23,597	24,614
Interest income	(492)	(159)	(944)	(471)
Interest expense	709	885	2,140	2,589
Equity in earnings of unconsolidated affiliates	(41)	(528)	(385)	(751)
Recovery of non-income taxes, net	815	—	815	—
Income before income taxes	4,764	8,418	21,971	23,247
Provision for income taxes	2,698	3,660	10,296	7,593
Net income	$2,066	$4,758	$11,675	$15,654

Net income per common share:
Basic	$0.11	$0.26	$0.63	$0.85
Diluted	$0.11	$0.25	$0.62	$0.83

Weighted average common shares outstanding:
Basic	18,473	18,485	18,500	18,465
Diluted	18,942	18,967	18,974	18,796
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CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 27, 2022	June 27, 2021
ASSETS
Cash and cash equivalents	$52,972	$78,253
Receivables, net	109,531	94,837
Inventories	163,380	141,221
Income taxes receivable	11,664	2,392
Other current assets	20,978	12,364
Total current assets	358,525	329,067
Property, plant and equipment, net	215,078	201,696
Operating lease assets	9,520	8,772
Deferred income taxes	2,670	1,208
Other non-current assets	7,389	14,625
Total assets	$593,182	$555,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$67,134	$54,259
Income taxes payable	11,609	1,625
Current operating lease liabilities	2,293	1,856
Current portion of long-term debt	14,509	16,045
Other current liabilities	18,806	31,638
Total current liabilities	114,351	105,423
Long-term debt	82,505	70,336
Non-current operating lease liabilities	7,331	7,032
Deferred income taxes	5,015	6,686
Other long-term liabilities	6,715	7,472
Total liabilities	215,917	196,949

Commitments and contingencies

Common stock	1,845	1,849
Capital in excess of par value	67,523	65,205
Retained earnings	354,693	344,797
Accumulated other comprehensive loss	(46,796)	(53,432)
Total shareholders’ equity	377,265	358,419
Total liabilities and shareholders’ equity	$593,182	$555,368
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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 27, 2022	March 28, 2021
Cash and cash equivalents at beginning of period	$78,253	$75,267
Operating activities:
Net income	11,675	15,654
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Equity in earnings of unconsolidated affiliates	(385)	(751)
Distribution received from unconsolidated affiliate	750	—
Depreciation and amortization expense	19,176	19,007
Non-cash compensation expense	3,081	2,656
Deferred income taxes	(3,019)	(1,826)
Loss on disposal of assets	21	2,773
Other, net	(43)	(356)
Changes in assets and liabilities	(33,319)	(11,447)
Net cash (used) provided by operating activities	(2,063)	25,710

Investing activities:
Capital expenditures	(30,094)	(12,071)
Other, net	(2,150)	(3,452)
Net cash used by investing activities	(32,244)	(15,523)

Financing activities:
Proceeds from long-term debt	82,640	—
Payments on long-term debt	(72,176)	(10,227)
Common stock repurchased	(2,156)	—
Other, net	(345)	(111)
Net cash provided (used) by financing activities	7,963	(10,338)

Effect of exchange rate changes on cash and cash equivalents	1,063	482
Net (decrease) increase in cash and cash equivalents	(25,281)	331
Cash and cash equivalents at end of period	$52,972	$75,598

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BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 27, 2022	March 28, 2021	March 27, 2022	March 28, 2021
Polyester	$93,924	$82,668	$275,809	$228,440
Asia	51,277	48,483	161,817	130,898
Brazil	29,767	25,704	91,106	72,563
Nylon	24,689	20,778	65,863	47,815
All Other	1,123	1,233	3,587	3,431
Consolidated	$200,780	$178,866	$598,182	$483,147

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 27, 2022	March 28, 2021	March 27, 2022	March 28, 2021
Polyester	$3,881	$7,222	$12,615	$22,749
Asia	7,377	7,153	22,859	18,259
Brazil	5,983	10,598	23,449	23,188
Nylon	1,764	437	2,676	1,497
All Other	139	185	532	397
Consolidated	$19,144	$25,595	$62,131	$66,090

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RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income to EBITDA and Adjusted EBITDA are set forth below.

	For the Three Months Ended		For the Nine Months Ended
	March 27, 2022	March 28, 2021	March 27, 2022	March 28, 2021
Net income	$2,066	$4,758	$11,675	$15,654
Interest expense, net	217	726	1,196	2,118
Provision for income taxes	2,698	3,660	10,296	7,593
Depreciation and amortization expense (1)	6,433	6,761	19,007	18,829
EBITDA	11,414	15,905	42,174	44,194

Recovery of non-income taxes, net (2)	815	—	815	—
Adjusted EBITDA	$12,229	$15,905	$42,989	$44,194

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the condensed consolidated statements of cash flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.

(2)

In fiscal 2021, the Company recognized an estimated benefit for the recovery of non-income taxes following a Brazil Supreme Court decision.  During the quarter ended March 27, 2022, the Company reduced the estimated benefit based on additional clarity and review of the recovery process during the months following the decision.

Adjusted Net Income and Adjusted EPS (Non-GAAP Financial Measures)

The tables below set forth reconciliations of (i) income before income taxes (“Pre-tax Income”), provision for income taxes (“Tax Impact”), and net income (“Net Income”) to Adjusted Net Income and (ii) Diluted Earnings Per Share (“Diluted EPS”) to Adjusted EPS.  Rounding may impact certain of the below calculations.

	For the Three Months Ended March 27, 2022				For the Three Months Ended March 28, 2021
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$4,764	$(2,698)	$2,066	$0.11	$8,418	$(3,660)	$4,758	$0.25
Recovery of non-income taxes, net (1)	815	(257)	558	0.03	—	—	—	—
Adjusted results	$5,579	$(2,955)	$2,624	$0.14	$8,418	$(3,660)	$4,758	$0.25

Weighted average common shares outstanding				18,942				18,967

	For the Nine Months Ended March 27, 2022				For the Nine Months Ended March 28, 2021
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$21,971	$(10,296)	$11,675	$0.62	$23,247	$(7,593)	$15,654	$0.83
Recovery of non-income taxes, net (1)	815	(257)	558	0.02	—	—	—	—
Adjusted results	$22,786	$(10,553)	$12,233	$0.64	$23,247	$(7,593)	$15,654	$0.83

Weighted average common shares outstanding				18,974				18,796
(1)

In fiscal 2021, the Company recognized an estimated benefit for the recovery of non-income taxes following a Brazil Supreme Court decision.  During the quarter ended March 27, 2022, the Company reduced the estimated benefit based on additional clarity and review of the recovery process during the months following the decision.

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Net Debt (Non-GAAP Financial Measure)

Reconciliations of Net Debt are as follows:

	March 27, 2022	June 27, 2021
Long-term debt	$82,505	$70,336
Current portion of long-term debt	14,509	16,045
Unamortized debt issuance costs	307	476
Debt principal	97,321	86,857
Less: cash and cash equivalents	52,972	78,253
Net Debt	$44,349	$8,604

Cash and cash equivalents

At March 27, 2022 and June 27, 2021, the Company’s domestic operations held approximately 1% and 48% of consolidated cash and cash equivalents, respectively.

REPREVE® Fiber

REPREVE® Fiber represents the Company's collection of fiber products on its recycled platform, with or without added technologies. Beginning in the fourth quarter of fiscal 2021, as a result of its annual review of products meeting the REPREVE® Fiber definition, the Company began including certain product sales in the Asia Segment that were previously excluded from the REPREVE® Fiber sales metric. Quarters 1, 2, and 3 of fiscal 2021 have been adjusted to reflect such sales, which resulted in a change of not more than 1% for any quarter.

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Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Net Debt (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income before net interest expense, income tax expense, and depreciation and amortization expense.
•	Adjusted EBITDA represents EBITDA adjusted to exclude, from time to time, certain other adjustments necessary to understand and compare the underlying results of UNIFI.
•

Adjusted Net Income represents Net income calculated under GAAP adjusted to exclude certain amounts. Management believes the excluded amounts do not reflect the ongoing operations and performance of UNIFI and/or exclusion may be necessary to understand and compare the underlying results of UNIFI.

•	Adjusted EPS represents Adjusted Net Income divided by UNIFI’s weighted average common shares outstanding.
•	Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures, and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations.

Management uses Adjusted Net Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

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Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the disruption of operations, global demand, or financial performance as a result of catastrophic or extraordinary events, including epidemics or pandemics such as the recent strain of coronavirus; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of climate change or environmental, health and safety regulations; and the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

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